                       GENICOM CORPORATION

      14800 Conference Center Drive, Suite 400, Westfields
                 Chantilly, Virginia 22021-3806

            Notice of Annual Meeting of Stockholders
              To Be Held Wednesday, April 27, 1994



TO THE HOLDERS OF GENICOM CORPORATION COMMON STOCK:

The annual meeting of stockholders of GENICOM Corporation (the "Company") will be held at the Company's headquarters, 14800 Conference Center Drive, Suite 400 Westfields, Chantilly, Virginia 22021-3806 on April 27, 1994 at 2:00 P.M. Eastern Daylight Time, for the following purposes:

 1.   To elect four directors for a one-year term;

 2.   To consider and vote upon an amendment to the Company's
   Stock Option Plan to increase the number of shares of Common
   Stock issuable under the Plan by 400,000 shares;

 3.To ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for fiscal year
   1994; and

 4.To transact such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 11, 1994 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Whether or not you expect to attend the meeting, please sign, date and return promptly the enclosed proxy. The proxy is revocable and you may vote your shares in person if you attend the meeting and wish to do so.

Your attention is directed to the accompanying proxy statement.

You are cordially invited to attend the meeting,


                               By Order of the Board of Directors





April 4, 1994                         Robert L. Burrus, Jr.
Secretary

                       GENICOM CORPORATION

      14800 Conference Center Drive, Suite 400, Westfields
                 Chantilly, Virginia 22021-3806

                         PROXY STATEMENT

                       General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by GENICOM Corporation, a Delaware corporation (the "Company"), from the holders of the Company's common stock for use at the annual meeting of stockholders to be held on April 27, 1994, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders on or about April 4, 1994. A copy of the Company's annual report for the fiscal year ended January 2, 1994, is being mailed with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, facsimile, telegraph and personal interview. The Company will bear the cost of all solicitation.

On March 11, 1994, the date for determining stockholders entitled to vote at the meeting, there were 10,626,699 shares of the Company's common stock (the "Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote at the Annual Meeting.

The holders of the majority of the issued and outstanding stock of the Company, present in person or by properly executed proxies, is required to constitute a quorum to transact business at the Annual Meeting. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Approval of each of the other proposals shall be decided by majority vote of the shares of Common Stock entitled to vote held by stockholders present in person or by proxy. With regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders may not abstain with respect to election of directors. With respect to the stockholder proposal to increase the number of shares of Common Stock issuable under the Stock Option Plan by 400,000 shares, stockholders may vote in favor of or against the proposal or may abstain from voting. With respect to the stockholder proposal and ratification of the selection of Coopers & Lybrand as the Company's independent accountants for the current year, stockholders may vote in favor of or against the proposal and ratification, or they may abstain from voting.

Stockholders should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of all nominees for the office of director, FOR approval of the amendment to the Stock Option Plan and FOR ratification of the appointment of Coopers & Lybrand as the Company's independent accountants. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters at their discretion.

A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, GENICOM Corporation, c/o McGuire Woods Battle & Boothe, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030, Attention: Robert L. Burrus, Jr., Esquire.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth information as of February 4, 1994, with respect to the ownership of shares of Common Stock by owners of more than 5% of the Company's outstanding Common Stock, each director, the named executive officers, and directors and executive officers of the Company as a group.

                                         Amount and    Percentage of
                                          Nature of      Ownership
                                          Ownership
Name and Address of Beneficial Owner       (1)(2)
Welsh, Carson, Anderson & Stowe III       2,162,667        20.4%
(3)
One World Financial Center
200 Liberty Street, Suite 3601
New York, New York  10281

J.H. Whitney & Co. (4)                    1,198,259        11.3%
630 Fifth Avenue
New York, New York  10111

J.H. Whitney Associates (5)               1,653,833        15.6%
630 Fifth Avenue
New York, New York  10111

General Electric Company                  1,517,167        14.3%
3135 Easton Turnpike
Fairfield, Connecticut  06431

Dimensional Fund Advisors Inc. (6)         590,700         5.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Don E. Ackerman (2) (7)                     212,386         2.0%
Bruce K. Anderson (8)                     2,205,132        20.8%
Edward E. Lucente (2)                          3,300         *
Paul T. Winn (2) (9)                        264,263         2.5%
W. Allen Surber (2)                          32,200          *
James C. Gale (2)                            30,000          *
Raymond D. Stapleton (2)                     60,000          *
Charles L. Dumas (2)                         24,000          *

All directors and officers as a group     2,891,783        27.2%
(2)

*     Indicates beneficial ownership
less than 1.0%

(1) Includes all shares that each officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(2) Includes shares of Common Stock that, as of February 4, 1994, were subject to outstanding stock options exercisable within 60 days: Mr. Ackerman - 66,000, Mr. Lucente - 3,300, Mr. Winn -
249,000,              Mr. Surber - 27,200, Mr. Gale - 30,000, Mr.
Dumas - 24,000, Mr. Stapleton - 54,000 and all officers and directors as a group - 509,900.

(3) Excludes shares purchased by Welsh, Carson, Anderson & Stowe III ("WCAS III") that have been distributed to its limited partners and the general partners of its sole general partner of WCAS III.
WCAS III disclaims beneficial ownership of such shares.

(4) Excludes shares purchased by J. H. Whitney & Co. ("JHW") that have been distributed to its general, limited and retired partners. JHW disclaims beneficial ownership of such shares.

(5)   JHW is the sole general partner of J. H. Whitney Associates
("Associates").

(6) Includes 134,800 shares owned by DFA Investment Dimensions Group Inc. (the "Fund") and 6,100 shares owned by The Investment Trust Company (the "Trust"), each an open-end management investment company. Persons who are officers of Dimensional Advisors Inc. also serve as officers of the Fund and the Trust. In their capacity as officers of the Fund and the Trust, these persons vote 134,800 additional shares which are owned by the Fund and 6,100 shares which are owned by the Trust.

(7) Mr. Ackerman was a general partner of JHW, which is the sole general partner of Associates, until his retirement in November
1991.

(8)   Includes the 2,162,667 shares of Common Stock owned by WCAS
III. Mr. Anderson may be deemed to own beneficially these shares because he is a general partner of the sole general partner of WCAS III.

(9) Includes 14,000 shares owned by Mr. Winn's children, of which Mr. Winn disclaims beneficial ownership.

                      Election of Directors

The terms of Messrs. Don E. Ackerman, Bruce K. Anderson, Edward
E. Lucente and Paul T. Winn as directors of the Company will expire at the time of the 1994 Annual Meeting. The Company proposes the re-election of each of Messrs. Ackerman, Anderson, Lucente and Winn for a term ending at the 1995 Annual Meeting.

Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. Votes withheld from any director are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the election of directors. Broker non-votes are also counted as present for the purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the election of directors.

DON E. ACKERMAN, 60, Chairman of the Board and a director since the Company was founded in 1983.
Mr. Ackerman is currently the President of Chandelle Ventures, Inc. and was a general partner of JHW from 1969 until his retirement in November 1991. JHW is a venture capital partnership and a principal stockholder of the Company as is Associates of which JHW is the sole general partner. Mr. Ackerman serves as a director of Schlumberger Ltd.

BRUCE K. ANDERSON, 54, a director of the Company since it was founded in 1983, has been a general partner of the sole general partner of WCAS III since it was formed in 1983 and a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe ("WCAS") since 1979. WCAS and WCAS III are venture capital partnerships and WCAS III is a principal stockholder of the Company. Mr. Anderson serves as a director of The Continuum Co., Inc., Comdata Holdings Corporation, FIserv, Inc., Bradway & Seymour and American Residential Mortgage Corporation.

EDWARD E. LUCENTE, 54, a director of the Company since his appointment by the Board in January 1993.
Mr. Lucente is currently the Vice President of Sales and Marketing of Digital Equipment Corporation ("DEC"). Prior to joining DEC, he was the executive vice president of Northern Telecom Limited from 1991 until March 1993. Prior to joining Northern Telecom Limited, Mr. Lucente was employed by IBM Corporation ("IBM"), where he served for 30 years in various capacities, most recently as Vice President and President of Asia/Pacific Group Tokyo, Japan. Mr. Lucente serves as a director of Information Resources, Inc.

PAUL T. WINN, 49, President and Chief Executive Officer since his employment with Genicom in April 1990, and his appointment as a director since May 1990. Previously, Mr. Winn was employed by IBM Corporation, where he served for 22 years in various capacities, most recently as Vice President to Graphics Systems in the Advanced Work Station Division. Prior to that position, Mr. Winn served as Vice President of Worldwide System Printers, responsible for technology, software, product development and manufacturing.

               Certain Information Concerning the
              Board of Directors and Its Committees

The Board held three meetings during the fiscal year ended January 2, 1994. All Board members, except Mr. Anderson, attended at least 75% of the aggregate of the total number of Board meetings plus meetings of committees of which they were members. In addition, the Board took action by unanimous consent on numerous occasions during the fiscal year ended January 2, 1994.

The Board has an Audit Committee which is responsible for reviewing the adequacy of the Company's internal accounting controls, as well as the independent auditors' proposed audit scope, conducting a post-audit review of the audit findings and the Company's financial statements and performing other oversight functions as requested by the Board. During the 1993 fiscal year, the Audit Committee was composed of Don E. Ackerman, Bruce
K. Anderson and Edward E. Lucente. The Committee held one meeting during the fiscal year ended January 2, 1994.

In fiscal year 1993, the Board formed a compensation committee consisting of Messrs. Ackerman, Anderson and Lucente. The Committee held one meeting during the fiscal year ended January 2, 1994. The Committee administered and interpreted the Company's Stock Option Plan and determined which eligible employees were to be granted stock options, the number of options to be granted, the price at which options were granted, the time options were exercisable and the form of consideration used to pay for shares upon exercise. The Committee took action by unanimous consent on one occasion during such fiscal year.

During the 1993 fiscal year, the Board did not have a nominating committee. Directors who are not employees receive annual compensation of $10,000. Employees who are also directors do not receive directors' fees.

                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table on page 6 reports the compensation for the past three years of each of the Company's five most highly compensated executive officers, including the Chief
Executive Officer (the "named executive officers").

OPTION/SAR GRANTS TABLE

The Company has in effect an employee stock option plan pursuant to which options to purchase Common Stock of the Company are granted to officers and other key employees of the Company and its subsidiaries. The table on page 7 shows stock option grants during the 1993 fiscal year to the named executive officers.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR
VALUE TABLE

The table on page 7 shows information concerning the fiscal year-end value of unexercised options held by the named executive officers.

                   SUMMARY COMPENSATION TABLE
                                                      Long Term Compensation
                             Annual Compensation           Awards       Payo
                                                                        uts
                                              Other
Name                                         Annual   Restri                    All
                                                       cted                    Other
and                                          Compen-  Stock             LTIP  Compen-
Principal                                    sation   Award(  Options/  Payo  sation
                                                        s)              uts
Position          Year(   Salary    Bonus      ($)     ($)    SARs(#)   ($)   ($)(c)
                   a)      ($)      ($)(b)
P. T. WINN        1993   300,000                               75,000
                                                                              99,984
President and     1992   296,154    48,750                     50,000
                                                                              101,271
CEO               1991   244,440
                                                                              50,255

W.A. SURBER (d)   1993   181,991   225,833                     30,000
                                                                               6,000
Sr. V-Pres        1992                                         18,000
                                                                              82,210
Printer           1991                                         50,000
Solutions                                                                      7,077
Business

J. C. GALE (d)    1993   165,000                               22,500
                                                                              41,588
Sr. V-Pres        1992   169,808    19,305                     15,000         112,697
and CFO           1991     55,542                              60,000
                                                                              13,529

R.D. STAPLETON    1993   150,000                               17,500
                                                                              14,860
Sr. V-Pres and    1992   146,539    25,000                     15,000
Gen.                                                                          14,849
Mgr.              1991   105,542
Enterprising                                                                   6,000
Service
Solutions
Business

C. L. DUMAS       1993   125,000    44,000
                                                                               8,519
V-Pres and        1992   129,808    12,285                     15,000          12,047
General
Mgr-Relay         1991   122,220     9,500                                     84,889
Products
Division

(a) The 1992 fiscal year included 53 weeks, while the 1993 and 1991 fiscal years had 52 weeks.
(b)  Bonus includes sign-on bonus to Mr. Surber in 1993.
  All other bonuses were management awards in 1993, 1992 and 1991.
(c)  Includes for Mr. Winn:  $93,984, $95,271 and $47,075 for
  relocation costs and $6,000, $6,000 and $3,181 for 401(k) matching contributions in 1993, 1992 and 1991, respectively. Includes for Mr. Surber: $82,210 and $7,077 for relocation costs in 1992 and 1991, respectively and $6,000 for 401(k) matching contributions in 1993. Includes for Mr. Gale:
  $35,588, $110,937 and $13,529 for relocation costs in 1993,
  1992 and 1991, respectively and $6,000 and $1,759 for 401(k)
  matching contributions in 1993 and 1992, respectively. Includes for Mr. Stapleton: $8,860 and $8,849 for relocation costs in 1993 and 1992, respectively and $6,000 for 401(k) matching contributions in 1993, 1992 and 1991. Includes for Mr. Dumas: $2,519, $6,047 and $82,176 for relocation costs and $6,000, $6,000 and $2,713 for 401(k) matching contributions in 1993, 1992 and 1991, respectively.
(d) Messrs. Surber and Gale joined Genicom in July 1991 and August 1991, respectively.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                   Potential Realizable
                                                                           Value
                                                                     at Assumed Annual
                                                                         Rates of
                                                                        Stock Price
                                                                       Appreciation
                               Individual Grants                    for Option Term ($)
                Number
                  of
               Securiti  % of Total
                  es
               Underlyi  Options/SA
                  ng         Rs
               Options/  Granted to  Exercise  Market
                                        or
                 SARs    Employees     Base    Price  Expiration
                                      Price
Name           Granted(  in Fiscal    ($/Sh)   ($/Sh)    Date       0%     5%      10%
                  a)        Year
P. T. WINN      75,000     18.45%      1.00    1.125   11-9-2003  9,375  62,438  143,847
W.A. SURBER     30,000     7.38%       1.00    1.125   11-9-2003  3,750  24,975   57,539
J. C. GALE      22,500     5.54%       1.00    1.125   11-9-2003  2,813  18,731   43,154
R. D.           17,500     4.31%       1.00    1.125   11-9-2003  2,188  14,569   33,564
STAPLETON
C. L. DUMAS       0        0.00%       N/A      N/A       N/A      N/A     N/A     N/A

(a)The options vest at a 20% annual rate beginning one year after the grant date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FY AND FY-END OPTION/SAR
                             VALUES

                                           Number of
                                           Securities         Value of
                                           Underlying       Unexercised
                                          Unexercised       In-The-Money
                                        Options/SARs at   Options/SARs at
                                           FY-End (#)      FY-End ($) (a)

                 Shares                   Exercisable/      Exercisable/
                Acquired
Name               on         Value      Unexercisable     Unexercisable
                Exercise    Realized
                  (#)          ($)
P. T. WINN         0            0       235,000/190,000    56,250/37,500
W.A. SURBER        0            0        23,600/74,400        0/7,500
J. C. GALE         0            0        27,000/70,500        0/5,625
R. D.              0            0        43,000/49,500      10,000/9,375
STAPLETON
C. L. DUMAS        0            0        21,000/24,000          0/0

(a) Based on fair market value of $1.25 per share at fiscal year end.

Employment Contracts

The Company has an employment agreement with Mr. Winn, the President and CEO. Upon termination without cause, the Company will pay Mr. Winn the then existing base salary and benefits until the earlier of twenty-four months or the date of his employment with another entity. In the event Mr. Winn becomes employed prior to the end of the twenty-four month severance period, the Company will pay 25% of the remaining unpaid monthly payments in final settlement and benefits would cease. In the event of a change in control of the Company (as defined in the agreement), the option for 300,000 shares granted to Mr. Winn on May 30, 1990, would fully vest conditional upon his agreement to continue with the acquirer for twelve months if so requested by the acquirer.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors (the
"Committee") is composed of non-employee directors.  The
Committee is responsible for setting overall policies that govern the Company's compensation programs, administering the Company's
Stock Option Plan and establishing the cash compensation of executive officers.

The Committee's philosophy regarding executive compensation seeks to align executive compensation with Company values and objectives, business strategy, management initiatives and business financial performance. To act on this philosophy, the Committee focuses on the following goals and objectives:

  To attract and retain key executives critical to the long-term success of the Company and each of its business units.
  To reward executives for long-term strategic management and the enhancement of shareholder value.
  To integrate compensation programs with both the Company's annual and long-term strategic planning and measuring processes.
  To provide a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to its industry performance.

Annual Compensation

The annual compensation program consists of cash, management awards and officer perquisites. The Committee determines salary ranges for executive officers based on surveys of salary data regarding similar positions held by executives in similar sized companies in the computer printer and other peripherals industry. The Committee intends for salaries to remain at or near the industry median. Actual salary changes are primarily based upon the Company's financial performance and to a lesser extent the survey of salary data. Due to the Company's financial performance in 1992, the Committee did not raise executive salaries in fiscal year 1993.

The Committee may also pay special, one-time event management awards to, among others, executive officers to reward notable achievements that contribute to significant improvements in quality, productivity, customer service, cost control, or the work environment. The Committee's policy in determining management awards is subjective and thus not tied to specific criteria. Instead the Committee takes note of certain achievements by officers and key employees that they deem as beneficial to the Company and thus deserving of an award. On May 4, 1993, the Committee authorized payment of management awards to a certain executive officer and key employees for significant contributions to the Company's restructuring programs. In addition, another executive officer received a management award for managing the successful relocation of the Company's headquarters.

Long-Term Incentive Compensation

The Company provides long-term incentives through incentive compensation, stock options, and the Deferred Compensation and Savings Plan which is qualified under Section 401(k) of the Internal Revenue Code.

Incentive Compensation Plan

In fiscal year 1984, the Company adopted an Incentive Compensation Plan ("IC Plan"). The Committee reviews and approves the participation of executive officers and key employees in the IC Plan. Payments under the IC Plan are contingent upon the Company's achievement of certain corporate performance criteria. If these objectives are met, the payment is determined by the achievement of a combination of corporate goals and specific functional objectives. Corporate goals are weighted at 70% of the aforementioned combination, while functional objectives comprise 30%. Corporate goals comprise the Company's sales, net income, receivables, inventory and debt levels, while the functional objectives vary depending on the officer's position. The Committee approves these criteria each year.

The annual incentive compensation plan is funded from a pre-set portion of the Company's pre-tax net income. The Committee approves the IC Plan award value each year as a percentage of base salary. Each participant, depending on position, could potentially receive an award equal to a certain percentage of salary ranging from 15% to 50%. The Committee has broad authority to alter the manner in which payments are made in any given year based on performance. The Committee did not make awards in fiscal years 1993, 1992 and 1991, because the Company did not substantially achieve targeted corporate performance criteria.

Stock Option Plan

Under the Stock Option Plan (the "Plan"), the Committee grants stock options annually with the objective of aligning executive officers' long-range interests with those of the shareholders. Management makes recommendations to the Committee regarding the number of stock options awarded and to whom the stock options are given. Management considers the amount and terms of the options already held by the executive officer. Management's methodology used to make recommendations are not based on specific criteria. Instead its goal to achieve the retention of key employees by providing them with the opportunity to build a meaningful
investment in the Company.   The Company believes that the Plan
encourages superior performance that can result in significantly enhanced shareholder value. On November 9, 1993, the Committee awarded options to purchase shares of common stock to, among others, the following officers: Mr. Winn - 75,000 shares, Mr. Surber - 30,000 shares, Mr. Gale - 22,500 shares and Mr. Stapleton - 17,500 shares.

Deferred Salary and Savings Plan

For plan years beginning after January 2, 1994, amounts contributed by the Company to the Deferred Salary and Savings Plan ("DSSP") are discretionary, may not exceed for any plan year the lesser of 6% of an employees' salary or $9,000 with respect to any employee and vest according to a 5 year vesting schedule pursuant to which participants become 20% vested for each year of vested service. Previously, the contributions were mandatory and did not exceed $6,000. In addition, the vesting schedule for the DSSP was previously modified from 10 to 7 years for plan years beginning after December 31, 1988.

Chief Executive Officer Compensation

The Committee members determined the CEO's compensation for fiscal year 1993. The CEO's salary was primarily based upon the Company's financial performance and to a lesser extent the review of the salaries of CEOs for companies of comparable sales and upon the Board's review of the CEO's performance. Due to the Company's financial performance in 1992, the Committee did not increase the CEO's salary in 1993.

The Committee grants stock options to the CEO annually under the Company's Stock Option Plan in order to promote long-term retention and to balance the risk/reward element of the position. In determining the number of shares to be awarded as stock options in fiscal year 1993, the Committee considered the amount concurrently awarded to the other officers and the performance of the CEO. In November 1993, the Committee granted the CEO an option to purchase 75,000 shares of common stock in recognition of the Company's completion of major restructuring, entry into the multivendor market, and penetration of the laser printer market.

The CEO's maximum potential incentive compensation award is equal to 50% of his base salary. The Committee did not award the CEO incentive compensation for the fiscal year 1993 performance because the Company did not substantially achieve specific corporate performance criteria related to operating income.

                     Compensation Committee
                    Don E. Ackerman, Chairman
                        Bruce K. Anderson
                        Edward E. Lucente


Compensation Committee Interlocks and Insider Participation

Decision Data Computer Corporation ("Decision Data"), a wholly-owned subsidiary of Onset Corporation, is one of the Company's customers. The Company's Chairman of the Board, Don E. Ackerman, is also a member of the Board of Directors of Onset Corporation. Mr. Ackerman was also a general partner of JHW until his retirement in November 1991. JHW is a venture capital partnership that is a principal stockholder of the Company and Onset Corporation. Bruce K. Anderson, a director of the Company, is a general partner of the sole general partner of WCAS, which is the general partner of certain venture capital partnerships which are principal stockholders of the Company and Onset Corporation. Mr. Anderson is also a director of Onset Corporation.

During fiscal year 1993, the Company sold Decision Data $1.8 million of printer products, and had $0.2 million receivables from Decision Data at January 2, 1994. At this time the Company expects sales to Decision Data to remain at their current levels. The Company believes that the transactions with Decision Data were on terms no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties.


Performance Graph

Set forth on page 11 is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the National Association of Securities Dealers Automated Quotations ("NASDAQ") Stock Index and the Computers, Subsystems and Peripherals Industry Group created by Media General Financial Services, Inc.

See a paper copy of the performance graph under cover of Form SE.

Certain Transactions

Officers. In fiscal year 1991, the Company extended Mr. Surber, Senior Vice President, Printer Solutions Business, a $200,000 loan to assist him in his relocation. Under the terms of the promissory note, the principal amount, plus interest which accrued at a rate of 10% per annum, were due on January 1, 1994. On July 4, 1993, Mr. Surber paid in full the owed principal amount plus interest.

See "Compensation Committee Interlocks and Insider
Participation."

Compliance With Section 16(a) of the Securities and Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during fiscal year 1993 all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with except that the CEO did not file a Form 5 in a timely manner for stock purchases made in 1993 and Mr. B. Garrett Buttner did not complete a Form 3 in a timely manner when he became an executive officer.

Stock Option Plan

The Company's Stock Option Plan (the "Plan") provides for grants of stock options to employees of the Company selected by the Compensation Committee (the "Committee"). Stock options granted under the Plan may be nonstatutory stock options or incentive stock options, as described in Section 422A of the Internal Revenue Code. Incentive stock options are intended to qualify for favorable Federal income tax treatment, while nonstatutory stock options do not.

The Committee administers the Plan and determines the following:
(i) the Company's employees that shall be granted options; (ii) the number of shares covered by each option; (iii) whether options are nonstatutory stock options or incentive stock options; (iv) the time or times that options are granted; (v) the time or times that options become exercisable; and (vi) the form of consideration that may be used to pay for shares upon exercise of an option. The Committee is also responsible for other questions involving the administration and interpretation of the Plan. The Board of Directors administered the Plan from May 1990 to January 1993.

The option price of shares of Common Stock covered by incentive stock options granted under the Plan may not be less than 100% of the Common Stock's fair market value on the option grant date (110% of fair market value if the stock option is an incentive stock option that is granted to an employee who is a 10% stockholder of the Company). The Board may grant nonstatutory stock options under the Plan with an option price not less than 85% of the Common Stock's fair market value on the grant date.

An optionee does not incur Federal income tax when granted a nonstatutory stock option or incentive stock option. Upon exercise of a nonstatutory stock option, an optionee generally recognizes taxable income, which is subject to income tax withholding by the Company, equal to the difference between the Common Stock's fair market value on the exercise date and the option price. Upon exercising an incentive stock option, an optionee generally does not recognize taxable income, unless subject to the alternative minimum tax.

The Company usually is entitled to a business expense deduction at the time and in the amount that the recipient of an option recognizes ordinary income in connection with the option. This usually occurs upon the exercise of nonstatutory stock options. In some cases, such as the exercise of a nonstatutory stock option, the Company's deduction is contingent upon the Company's meeting withholding tax requirements. No deduction is allowed in connection with an incentive stock option, unless the optionee disposes of Common Stock received upon exercise in violation of the holding period requirements set forth in the Internal Revenue Code.

As of February 4, 1994, the plan had 76 participants out of the approximately 2,147 eligible employees. The Committee, the Board of Directors or the former Stock Option Committee has identified participating employees as key personnel of the Company. As of February 4, 1994, options covering 1,482,567 shares were outstanding under the Plan, 570,032 shares had been previously acquired upon exercise and 47,401 shares remained available for future grants.

The Committee determines when options granted under the Plan become exercisable. Options granted generally become exercisable at the rate of 20% per year beginning on the first anniversary of the option grant date, with the exception of 300,000 options granted to Paul T. Winn on May 30, 1990, which become excercisable at the rate of 25% per year. The Committee has not granted options under the Plan to any current director other than Paul T. Winn.

          Proposal 1- To Increase the Number of Shares of Common Stock Issuable Under the Stock Option Plan

On January 17, 1994, the Board of Directors approved an amendment, subject to stockholder approval, to increase the number of shares of Common Stock issuable under the Plan by 400,000 shares. Of the shares previously approved by shareholders for issuance under the Plan, 47,401 shares remain available for future option grants. The Board of Directors believes that the Plan has been and continues to be an important incentive in attracting, retaining and motivating key employees who are and will be necessary to the successful conduct of the business and affairs of the Company and its subsidiaries. The increase in the number of shares subject to the Plan will permit the Compensation Committee to exercise needed flexibility in the administration of the Plan and the granting of options thereunder.

The Board believes that the addition of 400,000 shares to the Plan reserve will be sufficient to meet the Company's needs for the next year and has approved the addition of these shares subject to stockholder approval. The Board believes that approval of the addition of these shares to the Plan reserve is in the best interest of the Company and its stockholders.

Vote Required for Approval

Approval of Proposal 1 requires the affirmative vote of the holders of a majority of shares of Common Stock represented at the annual meeting. Abstentions on Proposal 1 are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business and will have the effect of a negative vote on the outcome of Proposal 1. Broker non-votes may be counted as present for the purposes of determining the presence of a quorum an will have not effect on the outcome of Proposal 1.

Board of Directors' Recommendation

The Board recommends a vote "FOR" Proposal 1 to increase the number of shares issuable under the Plan. Because officers and directors who are employees of the Company are eligible to receive option grants under the Plan, each officer and director who is an employee of the Company has an interest in and may benefit from the approval of Proposal 1.


               Proposal 2 - To Ratify Selection of
            Independent Certified Public Accountants

The Board has selected Coopers & Lybrand to serve as independent certified public accountants of the Company for the 1994 fiscal year and has directed a vote of stockholders be taken to ascertain their approval or disapproval of that selection. In the event the stockholders do not ratify the appointment of Coopers & Lybrand, the Board will consider selection of other independent certified public accountants.

Board of Directors' Recommendation

The Board recommends a vote "FOR" Proposal 2 to ratify the selection of Coopers & Lybrand as the Company's independent certified public accountants for the 1994 fiscal year.

Representatives of Coopers & Lybrand will be present at the Company's stockholder meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


                         Other Business

If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they seem proper. Presently management does not know of any other business which will be presented at the meeting.


            Proposal by Stockholders for Presentation
                         at 1995 Meeting

Proposals that any stockholder intends to present at the 1995
Annual Meeting of Stockholders must be received by the Company no later than December 5, 1994.

                               By Order of the Board of Directors




April 4, 1994                      Robert L. Burrus, Jr.
Secretary